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                                                                   Exhibit 10.38

                              OEM LICENSE AGREEMENT

1.:      PARTIES, BACKGROUND AND DEFINITIONS

1.1      PARTIES TO AGREEMENT

This OEM License Agreement (The "Agreement") is entered into by and between St. Paul Software, Inc., a Minnesota corporation, ("St. Paul") and Frontec AMT AB, Gardsvagen 7.S-169 70 Solna, a Swedish Company ("Frontec"). The parties agree as follows:

1.2      BACKGROUND

Frontec develops and distributes messaging, EDI, message broker, mapping and intelligent messaging software and related materials for application in various markets. Frontec desires that St. Paul adapt St. Paul's Evision spEDI*map mapping technology to interface with Frontec's AMTrix server and St. Paul desires to develop such software product. Frontec wishes to obtain a limited license to market and sell such product in conjunction with AMTrix, and St. Paul desires to grant Frontec such license.

1.3      DEFINITIONS

(a) "Adapt" or any derivative of adapt as used in Section 1.2 and late paragraphs shall mean that St. Paul's spEDI*map logos shall be removed from the spEDI*map Windows 95 client version shipped to Frontec. It specifically excludes the server processes that are used by the St. Paul translator. This adapted product shall not suggest that the St. Paul Copyright Notices are or shall be removed. The adaptation does not change the adapted product ownership rights, which shall remain with St. Paul Software.

(b)      "Advance" shall have the meaning set forth in Sections 8.1.

(c) "Affiliate of Frontec" means any company directly or indirectly controlling, controlled by or under common control with Frontec.

(d)      "AMT Interface Test" shall have the meaning set forth in Section 2.4.

(e)      "Beta Testing" shall have the meaning set forth in Section 2.4.

(f) "Customer" means any third party that is granted the right to use the Licensed Product.

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(g)      "Customer License Agreement" means a sublicense between Frontec and a
         Customer for the use of the FAMT Product whose terms are no more burdensome to St. Paul or to Frontec than those terms of this Agreement that are reasonably applicable to such Customer.

(h)      "Development Fee" shall have the meaning set forth in Section 2.7.

(i) "Documentation" means the Frontec Documentation and the St. Paul Documentation.

(j) "Enhancements" means changes or additions to the Licensed Product made by St. Paul, other than Maintenance Modifications that add functionality or substantially improve performance of the Licensed Product by changes in system design and/or coding techniques.

(k) "Error" means a statement or condition in the Licensed Product, or a statement or diagram in the Documentation, that is not in conformity with Structural Definition.

(l) "Error Correction" means a change to the Licensed Product or the St. Paul Documentation that causes the Licensed Product or the St. Paul Documentation to conform to the Structural Definition.

(m) "FAMT Product" means Frontec's proprietary AMTrix software containing the Licensed Product.

(n) "Frontec Documentation" means Frontec's AMTrix documentation including a derivative work of the St. Paul Documentation prepared by Frontec by editing, reorganizing, and expanding the St. Paul Documentation into the format and trade dress deemed appropriate by Frontec for purposes of marketing the FAMT Product.

(o) "Frontec Products" means all software, data and related materials as to which Frontec has the right to distribute, excluding the Licensed Product.

(p)      "Frontec" means Frontec and any Affiliate of Frontec.

(q) "Structural Definition" means the mutually agreed upon description of the output structures and logic set to load them for the Licensed Product set forth in SCHEDULE A and any future version thereof provided by St. Paul and accepted by Frontec.


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(r)      "Licensed Product" means the adapted spEDI*map Technology in object code, to be furnished by St. Paul hereunder, that implements the Structural Definition set forth in SCHEDULE A attached hereto (as may be mutually amended), plus all Maintenance Modifications and Enhancements furnished by St. Paul to Frontec under this Agreement.

(s) "Maintenance Modifications" means modifications or revisions to the Licensed Product made by St. Paul that provide Error Correction, support new releases of the operating systems with which the Licensed Product is designed to operate, support new input or output devices, or constitute other changes made as part of the St. Paul Software Enhancement process. St. Paul Software shall not furnish to Frontec hereunder any Maintenance Modifications that cause the Licensed Product to fail to conform to the Structural Definition.

(t) "Object Code" means the machine-readable computer code which enables the computer to execute the programs that comprise the Licensed Product, which is derived from the Source Code to the Licensed Product by a process generally referred to as compilation, and which may be stored in a variety of magnetic media or other formats.

(u) "Source Code" means the underlying computer programs: (i) which comprise the Licensed Product; (ii) which are readable by human beings when displayed on a monitor or printed on paper, regardless of the media on which the programs are stored, and (iii) which must be translated by a process generally known as compilation into Object Code before the Licensed Product can be executed by a computer.

(v)      "Royalty" shall have the meaning set forth in Section 8.2.

(w) "spEDI*map Technology" means St. Paul's proprietary Evision spEDI*map technology, version V2.0 and St. Paul Documentation.

(x) "St. Paul Documentation" means St. Paul's published documentation and training materials for the Licensed Product, which shall be provided to Frontec in electronically readable form in Microsoft Word format and shall consist of human-readable English-language statements and information required by Customers for the operation of the Licensed Product.

(y) "Statement of Acceptance" means the statement issued by Frontec to St. Paul accepting the Licensed Product pursuant to Section 2.5.

(z) "Commercially Reasonable Marketing Efforts" means that Frontec will actively market, promote and sell the Licensed Product as Part of the FAMT Product


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         through Frontec offices on a worldwide basis in market areas it normally conducts business during the term of this agreement. Actively market means create, distribute marketing literature, advertisement, sales demonstration and training material to sales personnel and customers for the purpose of promoting and selling the FAMT product.

2:       DEVELOPMENT OF THE FAMT PRODUCT.

2.1      APPOINTMENT OF LIASONS; TIME SCHEDULE

Upon execution of this Agreement, each party shall appoint one or more liasons, who shall be responsible for developing a time schedule within one week of the execution of this Agreement for implementing the activities described herein, which shall be attached hereto as SCHEDULE B and incorporated herein as part of this Agreement. Such liasons shall serve for their respective organizations to coordinate communication between the parties under this Agreement. A party's liason shall be subject to change upon written notice to the other party.

2.2      DELIVERABLES

St. Paul shall develop and deliver the Licensed Product to Frontec in accordance with SCHEDULE B. The Licensed Product shall be delivered to Frontec in the form of a single copy on CD-Rom.

2.3      LICENSE TO USE FRONTEC PRODUCTS

Frontec hereby grants St. Paul a nonexclusive, nontransferable, revocable, royalty-free right and license to copy and use any Frontec Products provided by Frontec during the term of this Agreement solely for St. Paul's internal use in developing the Licensed Product.

2.4      TESTING

Upon delivery of the Licensed Product to Frontec, Frontec will conduct tests to verify that the Licensed Product's interface functionality conforms to the Structural Definition (the "AMT INTERFACE TEST"). Following successful completion of the AMT Interface Test (as mutually determined by St. Paul Software and Frontec), Frontec shall conduct a field test of the FAMT Product, under reasonable beta test procedures to be submitted to St. Paul for review prior to commencement of the test, involving up to three (3) potential end-users selected by Frontec, for the purpose of testing and evaluating the reliability and performance of the FAMT Product ("BETA TESTING"). During all testing, Frontec shall report to St. Paul any user or interface problems, particularly those involving Errors. St. Paul shall use Commercially Reasonable Efforts to make promptly all functionality or


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necessary Error Corrections and shall respond to all reasonable recommendations changes to the Documentation and Structural Definition.

2.5      ACCEPTANCE

Frontec shall accept the FAMT Product at such time as it determines in its sole discretion that the FAMT Product is commercially marketable to end-users and that it conforms to the Structural Definition. When Frontec makes such determination, it shall execute and furnish to St. Paul a Statement of Acceptance. St. Paul shall countersign the Statement of Acceptance, whereupon the version of the Structural Definition used for acceptance shall supersede all prior versions of Structural Definition for purposes of this Agreement. The FAMT Product will be considered available for general release upon execution of the Statement of Acceptance.

2.6      END-USER DOCUMENTATION

Frontec shall, within fourteen (14) business days of delivery of the Statement of Acceptance, provide to St. Paul a final draft of the Frontec Documentation for St. Paul's review. St. Paul shall review the Frontec Documentation for technical accuracy within twenty-one (21) business days and report to Frontec in writing any perceived inaccuracies and recommend corrections. Frontec may incorporate into the Frontec Documentation such recommended corrections, as it deems necessary to ensure technical accuracy.

2.7      DEVELOPMENT FEE

Frontec shall pay St. Paul $50,000 for the development of the Licensed Product described herein (the "Development Fee"). The Development Fee shall be payable by Frontec in three equal installments as follows: one-third upon delivery of the Licensed Product. one-third upon successful completion of the AMT Interface Test, and one-third upon completion of the Beta Testing, or January 31, 1998, which ever occurs first, unless a delay is caused by a St. Paul issue regarding delivery of the Licensed Product.

2.8      Termination if No Acceptance

If Frontec does not issue a Statement of Acceptance, Frontec may terminate this Agreement upon notice to St. Paul, and the Development Fees payable to St. Paul hereunder shall not be refunded.

3:       MARKETING RIGHTS

3.1      GRANT; TRADE DRESS


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St. Paul hereby grants to Frontec a nonexclusive, worldwide right to market, distribute, and sublicense to Customers any and all versions of the Licensed Product as part of the FAMT Product, including Enhancements and modifications thereto, under Frontec's logos and trade dress.

3.2      MARKETING EFFORTS

Frontec will use Commercially Reasonable Marketing Efforts to attain the revenue assumptions set forth in Schedule C. The parties agree that the revenue assumptions are subject to uncertainty where the uncertainty may make the assumptions easier or more difficult to obtain.

4:       LICENSE

4.1      GRANT

Conditional upon Frontec's issuance of the Statement of Acceptance, St. Paul hereby grants to Frontec a limited, nonexclusive, worldwide right and license to (i.e. copy the Licensed Product for inclusion in the FAMT Product and to market and distribute copies of the Licensed Product, as included in the FAMT Product, to Customers under Customer License Agreements; (ii) copy the St. Paul Documentation to prepare Frontec Documentation as a derivative work thereof, and to copy and distribute the Frontec Documentation as part of the FAMT Product to its customers; and (iii) make demonstration and training copies of the Licensed Product for use by Frontec and its sales force in development, testing, demonstration and training activities.

4.2      NO SOURCE CODE

The license in Section 4.1 is for object code only. Frontec shall not obtain access to or any use of St. Paul's source code. St. Paul does not grant any rights whatsoever in St. Paul's source code.

5:       FRONTEC'S RIGHT TO SUBLICENSE

Frontec may sublicense any or all of its rights and obligations under this Agreement to any party that is a participant in Frontec's distribution system, PROVIDED that any such sublicense shall not release Frontec from any of its obligations hereunder and such sublicensee shall comply with and be subject to the terms and conditions of this Agreement that are reasonably applicable to such sublicensee.

6:       PROTECTION AND CUSTOMER SUBLICENSING TERMS


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6.1      PROTECTION FROM UNAUTHORIZED USE

Frontec shall protect the Licensed Product and the St. Paul Documentation and St. Paul shall protect the Frontec Products, from unauthorized use, copying, modification, or distribution with at least the same level of effort and security as such party has in effect with respect to its own proprietary computer programs, but in no event less than a reasonable degree of care.

6.2      NO REVERSE ASSEMBLY

Frontec shall not reverse-assemble, reverse-compile, or reverse-engineer the Licensed Product and St. Paul shall not reverse-assemble, reverse-compile, or reverse-engineer the Frontec Products.

6.3      SUBLICENSING TO CUSTOMERS

Frontec shall at all times ensure that Customers use the Licensed Product under the terms of a Customer License Agreement. Notwithstanding the foregoing sentence, Frontec may provide Customers with temporary royalty-free licenses to use the Licensed Product solely for evaluation purposes in connection with the licensing of the Licensed Product.

7:       SUPPORT; SOURCE CODE ESCROW

7.1      FRONT LINE SUPPORT

Frontec shall provide the following first-line technical support services to Customers under annual maintenance agreements.

         a.       Maintenance Modifications developed by St. Paul;

         b. Telephone consultation service to aid end-users in installation and use of the Licensed Product as part of the FAMT Product; and

         c.       Enhancements developed by St. Paul.

7.2      SECOND LINE SUPPORT

St. Paul shall provide second-line support for the Licensed Product to Frontec during St. Paul Software's normal business hours, which are Monday through Friday 7:00 AM - 5:00 PM CST (or, when applicable, CDT) following the initial distribution of the Licensed Product to Customers. St. Paul shall start to solve Errors in the Licensed Product that essentially affect a Customer's production within 4 hours of notification. If a


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reported Error causes the Licensed Product to be inoperative or unable to process information for which it is intended. St. Paul shall provide an Error Correction or use Commercially Reasonable Efforts to provide a workaround within 24 hours.

7.3      ADDITIONAL SUPPORT; TRAINING

Frontec may purchase additional services from St. Paul to be provided by a technical support person approved by Frontec. The fee for such support person shall be a reasonable fee agreed upon by the parties. Frontec shall have the right to send four representatives to attend any training sessions conducted by St. Paul for the Licensed Product and any upgrades and new versions, and St. Paul shall notify Frontec of the scheduling of any such training sessions. The fee for such training sessions shall be agreed between the parties in advance of the training sessions.

7.4      UPDATES

St. Paul shall provide Frontec with updates of the Licensed Product that will incorporate Maintenance Modifications and Enhancements, as they become generally available, as well as any related documentation. St. Paul shall provide to Frontec at least once annually a "modification level" update to the Licensed Product, which shall include all Maintenance Modifications regardless of whether they were previously provided to Frontec, for incorporation in all future copies of the FAMT Product. Source Code related to such modification level shall at the same time be placed in escrow under Section 7.5. If Frontec wishes to deliver an FAMT Product with enhancements and support of standards St. Paul has not made available, Frontec shall notify St. Paul of its need for such support. St. Paul shall promptly notify Frontec whether or not it plans to make such enhancements available. If St. Paul agrees to make such enhancements available, St. Paul shall use commercially reasonable efforts to complete such work within a reasonable time period. If St. Paul does not agree to make such enhancements available, Frontec may elect to complete such enhancements. If Frontec so elects, St. Paul shall provide the appropriate procedures normally used by St. Paul to validate whether or not the enhancements function correctly with the Licensed Product and St. Paul shall provide a reasonable amount of technical assistance to enable Frontec to complete the testing, at St. Paul Software's standard rates then in effect.

7.5      SOURCE CODE ESCROW

Within a reasonable time following acceptance of the Licensed Product by Frontec, St. Paul shall place the Source Code for the Licensed Product in escrow at the Vault Inc., located in Minneapolis, Minnesota, at Frontec's expense, under the terms of St. Paul's Source Escrow Agreement with The Vault, Inc. St. Paul will cause Frontec to be registered as a beneficiary to such Escrow Agreement. In the event St. Paul fails to provide support services hereunder or is rendered unable to provide support services


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generally, or due to (i) any rejection or termination of the Agreement under
Title 11 of the United States Code, as now constituted or hereafter amended (the "BANKRUPTCY CODE"), or any other federal or state bankruptcy, insolvency, receivership, or similar law; (ii) failure of a trustee, including St. Paul as debtor in possession, in any bankruptcy case hereafter filed by or against St. Paul either to assume this Agreement within fifteen (15) days after the filing of the initial bankruptcy petition or to perform this Agreement within the meaning of Section 365(a)(4)(i) of the Bankruptcy Code; or (iii) the termination of substantially all of St. Paul's ongoing business operations, the escrow agent shall release to Frontec copies of the Source Code deposited in escrow and Frontec shall have the right to use such Source Code solely to maintain and support the Licensed Product for its customers.

8:       ROYALTIES

8.1      ADVANCE

Frontec shall pay St. Paul a $100,000 advance against Royalties, payable upon availability for general release by Frontec of the FAMT Product (the "ADVANCE"), or no later than March 1, 1998, which ever occurs first, unless a delay is caused by a St. Paul issue regarding delivery of the Licensed Product.

8.2      ROYALTY AMOUNT

During the initial three-year term of this Agreement, as contemplated by Section 15, Frontec shall pay St. Paul a royalty equal to twenty-five percent (25%) of Frontec's Net Sales (the "ROYALTY"). "Net Sales" means the total revenues from the sale of licenses allocated to the Licensed Product, but not less than an annual average of $2,000 per license, plus one-quarter of the revenue received from Customers for maintenance contracts in respect to licenses allocated to the Licensed Product, after deducting sales or other taxes, shipping charges, duties, returns, and allowances. The Advance shall be charged against Royalties due.

8.3      PAYMENT OF ROYALTY

Frontec shall pay St. Paul the Royalty owed in U.S. Dollars, without deduction for any foreign income or excise taxes, by the 30th day of each calendar Quarter, with respect to the Licensed Product/FAMT Product and maintenance agreements sold during each preceding calendar Quarter, or any portion thereof (the "ROYALTY PERIOD"). A Licensed Product/FAMT Product shall be considered "sold" based on Frontec's product income recognition policy. A maintenance agreement shall be considered "sold" based on Frontec's income recognition policy. Concurrent with each Royalty payment, Frontec shall


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submit a statement setting forth the Net Sales during the Royalty Period, together with the amount of any credits for returns made or allowed for Licensed Products/FAMT Product. An officer of Frontec shall certify such statements as true and correct.

9:       RECORDS, REPORTS AND AUDITS

9.1      REQUIRED RECORDS

Frontec shall prepare and maintain at its expense complete and accurate books and records documenting the sublicensing of any Licensed Product, and any license, support or other fees received therefrom. The books and records prepared by Frontec shall be retained for a minimum of three (3) years from the date on which Frontec is obligated to pay such fee to St. Paul.

9.2      AUDIT; INSPECTION

During the initial term hereof, any renewal periods, and for a period of three
(3) year after expiration or termination of this Agreement. St. Paul shall have the right at its expense and upon reasonable notice, to examine or have examined by an independent auditor during normal business hours, Frontec's books and records to determine or verify Frontec's performance hereunder, the amounts of license, support and other fees due to St. Paul by Frontec hereunder, and the extent that such amounts have been paid, and the accuracy of any reports furnished by Frontec to St. Paul. In addition, Frontec shall permit, and cause its manufacturers to permit, St. Paul or its representatives to inspect the facilities where the FAMT Products are being manufactured and/or packaged, upon reasonable notice and during normal business hours.

10:      OWNERSHIP; LEGAL NOTICES

10.1     OWNERSHIP

The parties agree that: (i) St. Paul is and shall remain the owner of all rights in and to the spEDI*map Technology; (ii) Frontec is and shall remain the owner of all rights in and to the Frontec Products, and (iii) St. Paul shall be the owner of all rights in and to any and all Adaptations of the spEDI*map Technology developed by either party under this Agreement. The parties agree to execute any documents reasonably requested and mutually agreed to by the other to effect any of the provisions of this Article 10.

10.2     LEGAL NOTICES


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Frontec shall place on the Licensed Product and the Documentation as well as on all promotional, packaging, and advertising material related thereto all appropriate legal notices as reasonably required by St. Paul, to give notice to the consuming public of St. Paul's right, title, and interest in the spEDI*map Technology and the St. Paul Documentation.

11:      ST. PAUL'S WARRANTIES AND REPRESENTATIONS

11.1     THE LICENSED PRODUCT

St. Paul represents and warrants that (i) St. Paul is either the author of the Licensed Product and the St. Paul Documentation or has obtained and currently holds all rights necessary to grant the licenses and rights granted herein, (ii) the Licensed Product and the St. Paul Documentation have not been published under circumstances that have caused the loss of copyright therein; (iii) the Licensed Product and the St. Paul Documentation shall substantially conform to the Structural Definition and shall function on the machines and with the operating systems identified in the Structural Definition in accordance with same, (iv) the Licensed Product will not contain any virus, clock, time bomb, or other disabling device; (v) the Liscensed Product is year 2000 compliant; (vi) St. Paul has not granted and will not grant to any third party any license to use the Licensed Product, and (vii) the Source Code for the Licensed Product has not and will not be released to any third party, except pursuant to the escrow agreement described in Section 7.5.

11.2     NO INFRINGEMENT

St. Paul represents and warrants that no claim or action relating to the infringement of any copyright, trademark, or other intellectual property right has been made or is pending against St. Paul or any entity from which St. Paul has obtained rights with respect to the Licensed Product and the St. Paul Documentation. St. Paul further represents and warrants that the use or distribution of the Licensed Product and the St. Paul Documentation and Frontec's exercise of the licenses granted herein do not and will not infringe any copyright or infringe or violate any other proprietary right (including trade secrets) of any third party.

12:      PROTECTION AGAINST INFRINGEMENT

The parties shall, to the extent commercially reasonable under the circumstances, cooperate in the enforcement of all rights in the Licensed Product and Documentation against infringers. St. Paul shall have the right, but not the obligation, to institute and prosecute lawsuits against third persons for infringement of the rights licensed by St. Paul in this Agreement. If St. Paul does not institute an infringement suit within thirty (30)


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days after Frontec's written request that it do so. Frontec may institute and prosecute such lawsuit. Any lawsuit shall be prosecuted solely at the cost and expense of the party bringing suit and all sums recovered in any such lawsuits, whether by judgement, settlement or otherwise, in excess of the amount of reasonable attorneys' fees and other out of pocket expenses of such suit, shall belong to the party bringing the suit. Upon request of the party bringing the lawsuit, the other party shall execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit. The party bringing suit shall reimburse the other party for the expenses incurred as a result of such cooperation.

13:      INSURANCE

St. Paul shall, throughout the term of this Agreement and for a period of one year following termination of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company reasonably standard commercial liability insurance in reasonable amounts as determined by St. Paul.

14:      CONFIDENTIALITY

14.1     CONFIDENTIAL INFORMATION

St. Paul and Frontec agree that certain information supplied by each (the "DISCLOSING PARTY") to the other (the "RECEIVING PARTY") during the course of this Agreement may be proprietary, secret or confidential, including without limitation, customer data, software, business practices or other confidential or proprietary information ("CONFIDENTIAL INFORMATION"). All Confidential Information shall be clearly marked as such by the Disclosing Party, or if initially disclosed orally, identified as such at the time of disclosure or in writing by the Disclosing Party within thirty (30) days of the initial oral disclosure. Unless otherwise specified herein, Confidential Information shall not include information: (a) previously known by the Receiving Party free of any confidentiality obligation, (b) independently developed by the Receiving Party, (c) disclosed to the Receiving Party by a third party having the right to disclose such information to the Receiving Party, or (d) known or disclosed to the public or generally known to persons engaged in the respective businesses of St. Paul or Frontec through no fault of the Receiving Party. All Confidential Information shall be held in confidence by the Receiving Party following the date of disclosure and shall be used only for the purposes of this Agreement unless the Disclosing Party provides prior written consent to the contrary unless the disclosure of such information is required by law or order of a court or governmental agency, in which case disclosure shall be made only after reasonable advance notice to the Disclosing Party, except in the case of disclosure to regulatory authorities. Either party may disclose Confidential Information of the other party to its consultants or affiliates if necessary in

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connection with the performance of its obligations hereunder or as otherwise contemplated hereby, provided that such consultants and affiliates are bound in writing to maintain the confidentiality of such Confidential Information to at least the extent provided in this Section. All Confidential Information shall be maintained in secure premises by the Receiving Party, and the Receiving Party shall take all appropriate measures to prevent the unauthorized disclosure thereof. The terms and conditions of this Agreement shall be treated by each Party as the Confidential Information of the other Party. The parties shall agree in advance as to what information will be released for external use.

14.2     NO RESTRICTION ON DEVELOPMENT

Each party (the "ACKNOWLEDGING PARTY") acknowledges that the other party may develop or receive information from others that may be similar to the Acknowledging Party's Confidential Information. The parties agree that either party may continue to develop, and is not restricted in the future from developing and marketing, a product that is similar to the Licensed Product, provided the developing party does not use the other party's Confidential Information and does not utilize any development efforts which violate paragraph
6.2 of this Agreement.

15:      TERM AND RENEWAL

Unless terminated earlier pursuant to any provisions of Article 16, this Agreement shall commence on the date countersigned by an authorized officer of St. Paul after having been signed by Frontec, and shall continue in force for three years from thereafter. This Agreement shall be automatically renewed for additional one-year periods unless terminated in writing by the parties as provided for herein.

16:      TERMINATION

16.1     TERMINATION FOR FAILURE TO AGREE ON ROYALTY RATE

The parties shall use reasonable efforts to agree in writing as to the Royalty rate for any renewal period following the initial three-year term. If the parties cannot agree prior to the commencement of the new term, this Agreement shall terminate.

16.2     TERMINATION WITHOUT CAUSE

This Agreement may be terminated at the conclusion of the initial three-year term by either party upon 180 days' written notice to the other party prior to the end of such term. In


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addition, after the initial three year term, this Agreement may be terminated by either party upon 180 days' written notice to the other party.

16.3     TERMINATION FOR BREACH

Either party may terminate this Agreement upon sixty (60) days notice if the other party commits a material breach of any provision of this Agreement or otherwise fails materially to fulfill any of its obligations hereunder and such party fails to cure such breach during such sixty (60) day period.

16.4     TERMINATION FOR BANKRUPTCY

Either party hereto may terminate this Agreement upon written notice to the other party without opportunity for cure if such other party becomes insolvent or, whether voluntary or involuntary, if any process or proceeding of any court is instituted against such party by attachment or levy or execution, in insolvency or bankruptcy, or in receivership, or if any general assignment is made or attempted to be made for the benefit of creditors by such party, or if such party ceases to conduct its business in the normal course of business.

16.5     RETURN OF INFORMATION

Promptly upon termination, Frontec shall, at its expense, return to St. Paul or destroy all copies of the Licensed Product, related materials, and other materials developed by or belonging to St. Paul which are in possession or control of Frontec. Concurrently therewith, a duly authorized office of Frontec shall certify in writing to St. Paul that all such materials have been returned to St. Paul or destroyed. However, provided that this Agreement has not been terminated due to a breach by Frontec, Frontec may retain one (1) copy of the Licensed Product for internal use only in assisting Customers that were duly licensed prior to the termination.

16.6     EFFECT OF TERMINATION: REFUNDS

Termination shall have no effect on sublicenses for the Licensed Product granted by Frontec prior to the effective date of such termination, nor shall termination have any effect on the obligation of Frontec to pay Royalties for copies made and distributed to Customers at any time. If this Agreement is terminated due to breach by or bankruptcy of St. Paul following payment of the Advance. St. Paul shall immediately refund to Frontec that portion of the Advance that does not reflect earned Royalty due to St. Paul on the date of termination.

16.7     SURVIVAL


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

Sections 7.5 and 9.2, and Articles 11, 13, 14, and 17 through 20 hereof shall survive any termination or expiration of this Agreement.

17:      NO CONSEQUENTIAL DAMAGES.

Except for St. Paul's agreement to indemnify and defend Frontec and Frontec's Customers pursuant to Article 18, neither party shall be liable to the other for special, indirect, incidental, or consequential damages whether any such claim is based in contract, tort, negligence, strict liability or otherwise.

18:      INDEMNIFICATION

18.1     INDEMNIFICATION BY ST. PAUL

St. Paul shall protect, defend (or in St. Paul's discretion, settle) indemnify and hold Frontec harmless from any and all claims, demands, liabilities, obligations, deficiencies, losses, damages, actions, suits, proceedings, assessments, judgments or settlements (collectively, "CLAIMS"), including without limitation all reasonable costs and expenses related thereto such as attorney's fees, (i) that are asserted against Frontec or Frontec's Customers to the extent that such Claims are based upon a contention that the Licensed Product or the St. Paul Documentation used within the scope of this Agreement or a Customer license agreement infringes any patents, copyrights, trade secrets or other intellectual property rights of any third party, or (ii) by Customers based on or arising out of (a) failure of the Licensed Product or the St. Paul Documentation to meet the Structural Definition in any material respect, (b) misleading or inaccurate statements in the St. Paul Documentation, or (c) the failure of St. Paul to perform any of its other obligations under Article 7, PROVIDED that Frontec or its Customer promptly notifies St. Paul in writing of any such Claims. St. Paul shall have the sole right to control at St. Paul's own expense, the defense and negotiation of all such Claims and Frontec and its Customers (as to claims of the type described in clause (i) above) shall fully cooperate in St. Paul's defense of all such claims, at St. Paul's expense.


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

18.2     INJUNCTION

If, as a result of any Claim, St. Paul or Frontec is enjoined from licensing or sublicensing the Licensed Product, or if St. Paul believes that such injunction is likely or that any Licensed Product is likely to become the subject of a claim of infringement of the intellectual property rights of any third party. St. Paul shall in its sole discretion and without any additional cost to Frontec or Frontec's Customers, either (i) procure the rights for Frontec to use and sublicense, and Frontec's Customers to continue to use, the Licensed Product, or
(ii) replace or modify the Licensed Product so as to make it non-infringing and in substantial conformance with the Structural Definition.

18.3     EXCEPTIONS; ENTIRE OBLIGATION

St. Paul shall not be liable under this Article 18 to the extent a claim of infringement is based upon the modification of the Licensed Product or any portion thereof by anyone other than St. Paul or without St. Paul's written approval, UNLESS Frontec can establish that the infringement claim is not a result of such modification. This Article 18 states St. Paul's entire and exclusive obligation to Frontec and Frontec's Customers for any claim of infringement relating to the Licensed Product.

19:      EXPENSES

Except as otherwise provided herein, or as may hereafter be established by an agreement in writing executed by the parties hereto, all expenses incurred by each party in performing its obligations hereunder shall be borne by the party incurring the expense, except that in the event of a breach of this Agreement by a party, the prevailing party shall be entitled to all costs of collection and enforcing its rights hereunder, including reasonable attorneys' fees.

20:      GENERAL PROVISIONS

20.1     FINAL AGREEMENT

This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties relating to its subject matter (including, without limitation, the Mutual Nondisclosure Agreement between the parties dated September 16, 1997 and is the complete and exclusive statement of the terms of their agreement. This Agreement may be amended, altered or modified only by writing so stating its purpose, and signed by both parties.


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

20.2     GOVERNING LAW

This Agreement and all aspects of the relationship between St. Paul and Frontec shall be governed by and construed in accordance with the laws of the United State of America, and to the extent not superceded by United States law, to the laws of the State of New York. Each party hereby consents to the exclusive jurisdiction and venue of the federal and state courts located in New York. The parties expressly reject the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

20.3     NOTICES

Any notice, request or demand required to be given or made hereunder shall be made in writing, and may be delivered in person, by certified or registered mail, postage prepaid, or by overnight courier. All notices shall be addressed to the party and address set forth at the end of this Agreement, unless and until a party provides written notice of a new address for receipt of notice. All notices shall be deemed received when (i) received, or (ii) when delivery first attempted by the carrier at the address of record, whichever occurs first.

20.4     SEVERABILITY

If any provisions of this Agreement or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable in any jurisdiction, that provision shall be severed from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere), and shall not affect the remainder thereof.

20.5     NO WAIVER

No waiver of any obligation or right of either party shall be effective unless in writing and executed by both parties. Any such waiver shall not preclude a party from exercising any other right or later exercising the same right.

20.6     ASSIGNMENT

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, legal representatives and permitted assigns. Except as described in Article 5, neither party shall assign or transfer this Agreement or any part hereof except to a party controlling, controlled by or under common control with such party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment or transfer in derogation of this prohibition is void.


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

20.7     FORCE MAJEURE

Neither party shall be liable for nonperformance or delays in performance hereunder if caused by factors beyond its reasonable control, including without limitation, acts of God, acts of public enemy, acts of government or courts of law or equity, civil war, insurrection or riots, interruption of transportation, embargo, litigation or other private or public proceedings, accident, inability to procure materials, prohibition of import or export of materials, government orders, regulations, restrictions, priorities or rationing or strikes, lockouts or other labor disputes, fires, floods, explosions, earthquakes or other casualties.

20.8     COMPLIANCE WITH LAWS

Frontec acknowledges and understands that the Licensed Product may be subject to restriction on exportation and re-exportation pursuant to the United States Export Administration Regulations. Frontec shall comply with all applicable laws and regulations and maintain all required licenses and permits.

20.9     NO JOINT RELATIONSHIP

Frontec and St. Paul are independent contractors and neither has nor shall have any power, nor will either represent that either has any power, to bind the other party or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in other party's name. This Agreement shall not be construed as constituting Frontec and St. Paul as agents, partners, joint ventures, franchisers or as an association or arrangement which might impose liability upon St. Paul or Frontec for any act or failure to act of the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


     Accepted by                             Accepted by

     FRONTEC AMT AB                          ST. PAUL SOFTWARE, INC.

By:  /s/ Olof Englund                   By:  /s/  [ILLEGIBLE]
   ----------------------------              ----------------------------

Name:  Olof Englund                     Name:  [ILLEGIBLE]
     --------------------------                --------------------------

Title:  CEO                             Title:  [ILLEGIBLE]
      -------------------------                 -------------------------


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

Date:  11-10-97                         Date:  11-10-97
     --------------------------                --------------------------

Address:                                Address:

      Gardsvagen 7
      S-169 70 Solna, Sweden                  1450 Energy Park Drive
                                              St. Paul, Minnesota 51108
                                              USA


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